Exhibit 4.1

Execution Version

SERVICING AGREEMENT

SERVICING AGREEMENT (this "Agreement") dated as of February 26, 2016, among BBAM US LP, a Delaware limited partnership ("BBAM"), BBAM AVIATION SERVICES LIMITED, a company incorporated under the laws of Ireland ("BBAM Ireland" and together with BBAM, the "Servicers," each a "Servicer"), Fly Acquisition III Limited, a Bermuda exempted company (the "Borrower") and each additional grantor that becomes a party hereto through execution and delivery of an Assumption Agreement (each individually, a "Serviced Group Member" and collectively, the "Serviced Group Members").

W I T N E S S E T H:

WHEREAS, the Borrower, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time, Wells Fargo Bank, National Association as security trustee and Commonwealth Bank of Australia, New York Branch as administrative agent have entered into that certain Facility Agreement [Fly 2016A Warehouse] dated as of February 26, 2016 (the "Facility Agreement"); and

WHEREAS, the Borrower and the Serviced Group Members wish to appoint the Servicers to act as the exclusive provider of certain services with respect to (i) airframes and engines owned or leased, or to be owned or leased, by them from time to time and (ii) certain accounting, professional and administrative functions on their behalf;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.     Definitions.  The following terms, as used herein (including in any Appendices, Schedules, Annexes and Exhibits attached hereto), have the following meanings:

"Account" has the meaning set forth in Section 1.01 of the Security Agreement.

"Administrative Agent" means Commonwealth Bank of Australia, New York Branch (and its successors and assigns), in its capacity as administrative agent for the Lenders under the Facility Agreement.

"Affected Aircraft Assets" has the meaning set forth in Section 7.02(c)(i) hereof.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with, such Person; provided, however, that for the avoidance of doubt, the Parent and the Serviced Group Members and any Sub-Servicer shall not be deemed to be "Affiliates" of the Servicers.  As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities or of partnership or other beneficial interests, by contract or otherwise.

"After-Tax Basis" means a basis such that any payment received, deemed to have been received or receivable by any Person shall, if necessary, be supplemented by a further payment to that Person so that the sum of the two payments shall, after deduction of all applicable federal, state, local or foreign Taxes, penalties, fines, interest, additions to Tax and other charges resulting from the receipt (actual or constructive) or accrual of such payments imposed by or under any applicable federal, state, local or other foreign law or Governmental Authority (after taking into account any current deduction to which such Person shall be entitled with respect to the amount that gave rise to the underlying payment), be equal to the payment received, deemed to have been received or receivable.

"Agreement" has the meaning set forth in the preamble to this Agreement and shall include any Appendices, Schedules, Annexes and Exhibits attached hereto.

"Aircraft" means, collectively or individually, as the context may require, any aircraft owned or leased, or to be owned or leased, by the Serviced Group Members from time to time, in each case including the airframe, the Engines and all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed therein or furnished therewith.

"Aircraft Asset Expenses" means the following costs and expenses incurred by the Servicers:

(i)        storage, maintenance, test flight, navigation, landing, ferry flights, shipping, fuel, repossession (whether or not successful), reconfiguration, modification, refurbishment, overhaul and repair expenses related to Aircraft, including all expenses incurred relating to compliance with airworthiness directives and service bulletins, and which includes the fees and expenses of technical consultants engaged in connection with the performance of the Services and of independent technicians, inspectors, engineers and other experts retained for any of the foregoing purposes or generally in connection with the performance of the Services;

(ii)       insurance premia, and all fees and expenses of insurance advisors and brokers (including any related to any or all Aircraft);

(iii)      expenses incurred in connection with the acceptance of delivery and/or redelivery and/or repossession, and in connection with the transition of any Aircraft, whether being sold or leased by or to any Serviced Group Member and expenses incurred in connection with contesting, pursuing or settling any claims in relation to an Aircraft, including costs associated with removing any liens which may be placed on any Aircraft (whether or not attributable to any Serviced Group Member);

(iv)      fees and expenses of independent advisors including appraisers and valuation experts;

(v)       outside legal counsel fees and expenses and other professional fees and expenses, and all court costs, filing fees, bonding costs and other expenses, and other governmental fees and costs (A) related to litigation concerning any Aircraft, and, (B) related to legal opinions or advice on any matter relating to or arising in connection with selling or leasing an Aircraft or registering an aircraft; and

(vi)      Taxes (including any of those which may have been paid by the Servicers on behalf of any of the Serviced Group Members) payable in connection with the sale or lease of any Aircraft by or on behalf of the Borrower or otherwise payable by any Serviced Group Member, in each case, other than servicer overhead expenses and the Servicing Fee, the Servicer Administrative Fee, the Sales Fee or brokerage fees or commissions payable to the Servicers or their Affiliates.

"Aircraft Assets" means all Aircraft and any related lease interests owned or leased, or to be owned or leased, by any Serviced Group Member from time to time; provided, however, that Aircraft Assets shall not include any Aircraft Asset in respect of which the Servicers or such Serviced Group Member shall have terminated the Servicer's obligation to provide Services with respect thereto in accordance with Article 7 hereof.

"Aircraft Assets Related Documents" means all Leases and related documents and other documents and agreements (including any amendments, supplements, side letters, assignment of warranties or option agreements) of any Serviced Group Member, which relate to or affect any Aircraft Assets.

"Applicable Law" means any law, statute, ordinance, rule, regulation, code of conduct or practice of any Governmental Authority that applies to the applicable Person or any of its properties or assets.

"Assumption Agreement" means an assumption agreement to this Agreement substantially in the form of Annex I to the Security Agreement.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, San Francisco, California or Dublin, Ireland are authorized by law to be closed.

"Calculation Period" has the meaning set forth in Article I of the Facility Agreement.

"Commitment" has the meaning set forth in Article I of the Facility Agreement.

"Core Documents" means, collectively, the Facility Agreement, the Note Purchase Agreement and the Credit Agreement.

"Credit Agreement" means the Credit Agreement [Fly 2016A Warehouse] dated as of February 26, 2016 among the Borrower, the banks party thereto from time to time, the Administrative Agent and the Security Trustee.

"Default" has the meaning set forth in Article I of the Facility Agreement.

"Drawings" has the meaning set forth in Article I of the Facility Agreement.

"Effective Termination Date" has the meaning set forth in Section 7.02(c)(ii) hereof.

"Engines" means, at any time, (i) with respect to any Aircraft subject to a Lease at such time, the engines leased with such Aircraft to the applicable Lessee or any substitute engines duly substituted in accordance with the applicable Lease, or (ii) with respect to any Aircraft not subject to a Lease at such time, the engines installed on such Aircraft at such time, in each case of clause (i) or (ii) together with all equipment and accessories belonging to, installed in or appurtenant to such engines or, with respect to all Aircraft, all such engines together with such equipment and accessories.

"Event of Default" has the meaning set forth in Article I of the Facility Agreement.

"Facility Agreement" has the meaning set forth in the recitals.

"Governmental Authority" means any federal, state, local, foreign or international court, administrative agency or commission or other governmental agency or instrumentality (or any officer or representative thereof) of competent jurisdiction, including the European Union.

"Indemnifying Party" has the meaning set forth in Section 8.01(b) hereof.

"Ireland" means the Republic of Ireland.

"Lease" means, with respect to any Aircraft Asset, any lease agreement, conditional sale agreement, hire purchase agreement or other similar arrangement with respect to such Aircraft Asset, including any amendments, side letters and supplements thereto.

"Lenders" has the meaning set forth in Article I of the Facility Agreement.

"Lessee" means any Person who is the lessee of any Aircraft Asset under any Lease, including future lessees with respect to future Leases entered into in accordance with the terms of this Agreement.

"Loss" means any and all damage, loss, liability and expense (including reasonable legal fees, expenses and related charges and costs of investigation); provided, however, that the term "Loss" shall not include any indemnified party's management time or overhead expenses.

"Maintenance Payments" means, at the time of calculation, with respect to each Aircraft Asset, any amounts held by or due to be paid to the lessor by the Lessee under the applicable Lease in respect of the usage, operation or maintenance of the airframes, engines, auxiliary power units or landing gear, whether such amounts are designated under the applicable lease as maintenance payments, supplemental rent or any other term with similar meaning.

"Minimum Lease Provisions" means the provisions set forth in Exhibit D of the Facility Agreement.

"Non-Terminating Party" has the meaning set forth in Section 7.02(c)(i) hereof.

"Note Purchase Agreement" means the Note Purchase Agreement [Fly 2016A Warehouse] dated as of February 26, 2016 among the Borrower, the purchasers party thereto from time to time, the Administrative Agent and the Security Trustee.

"Obligations" has the meaning set forth in Section 1.01 of the Security Agreement.

"Other Assets" has the meaning set forth in Section 3.03 hereof.

"Own Business" means the business(es) carried on by the Servicers other than any business consisting of the providing of services to Serviced Group Members (including for any Affiliates or other managed entities) under this Agreement.

"Parent" means Fly Leasing Limited, a company incorporated under the laws of Bermuda.

"Person" means an individual, corporation, partnership, limited liability company, association, statutory trust, common law trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Replacement Servicer" means a replacement servicer or servicers appointed pursuant to Section 7.03(c) hereof to perform some or all of the Services hereunder formerly performed by the Servicers.

"Required Lenders" has the meaning set forth in Article I of the Facility Agreement.

"Sales Fee" has the meaning set forth in Section 6.01 hereof.

"Security Agreement" has the meaning set forth in Article I of the Facility Agreement.

"Security Documents" has the meaning set forth in Article I of the Facility Agreement.

"Security Deposits" has the meaning set forth in Article I of the Facility Agreement.

"Security Trustee" means Wells Fargo Bank, National Association.

"Servicer" has the meaning set forth in the preamble to this Agreement.

"Servicer Administrative Fee" means an administrative fee equal to $10,000 per month.

"Servicer Representative" means any officer, employee, partner, consultant, advisor, agent, subcontractor or delegate of the Servicers or any Sub-Servicer.

"Services" has the meaning set forth in Section 2.01(a) hereof.

"Servicing Fee" means, for any Calculation Period, an amount equal to 3.5% of the monthly rent (excluding maintenance reserves or other supplemental rent) actually collected (including the application of a deposit for monthly rent owed) during such Calculation Period, plus $1,000 per Aircraft owned and/or leased by a Serviced Group Member on the immediately preceding Calculation Date.

"Standard" has the meaning set forth in Article I of the Facility Agreement.

"Standard of Care" has the meaning set forth in Section 3.02 hereof.

"Standard of Liability" has the meaning set forth in Section 3.04(b) hereof.

"Sub-Servicer" has the meaning set forth in Section 2.02(b) hereof.

"Tax" or "Taxes" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by any Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a "Taxing Authority"), or (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

"Terminating Party" has the meaning set forth in Section 7.02(c)(i) hereof.

"Termination Notice" has the meaning set forth in Section 7.02(c)(i) hereof.

"Third Party Claim" means a claim by a third party arising out of a matter for which an indemnified party is entitled to be indemnified pursuant to Article 8 hereof.

"Transaction Approval Requirements" has the meaning set forth in Section 2.05 hereof.

"United States" or "U.S." means the United States of America.

Section 1.02.      Rules of Construction.  Unless the context otherwise requires:

(a)            The terms "herein", "hereof", "hereto" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(b)           All references to Articles, Sections, Appendices, Schedules, Annexes or Exhibits refer to an Article or Section of, or an Appendix, Schedule, Annex or Exhibit to, this Agreement.

(c)            All references in this Agreement to an agreement or other document (including this Agreement) include references to such agreement or other document and all appendices, schedules and exhibits hereto, in each case as amended, supplemented, replaced or otherwise modified.

ARTICLE II

SERVICES; MANAGEMENT AND CONTROL OF SERVICER

Section 2.01.      Appointment.

(a)           The Borrower and each Serviced Group Member hereby appoint the Servicers to act as the exclusive provider of the services set forth in Schedule A hereto (collectively, the "Services") to such Serviced Group Member on the terms and subject to the limitations and conditions set forth in this Agreement.  Each Servicer hereby accepts such appointment by each Serviced Group Member and the Borrower and agrees to perform the Services on the terms and subject to the limitations and conditions set forth in this Agreement.  Without limiting the foregoing, so long as the Obligations shall be outstanding under the Core Documents, the Services shall be performed subject to and in accordance with the applicable requirements relating thereto under the Core Documents.

(b)           Notwithstanding the appointment of the Servicers to perform the Services hereunder and the related delegation of authority and responsibility to the Servicers pursuant hereto, each Serviced Group Member shall remain responsible for all matters related to its business, operations, assets and liabilities, including all of its Aircraft Assets.  Except as provided herein, none of the Servicers or any of their Affiliates shall assume any liability or obligations of any Serviced Group Member as a result of its provision of the Services hereunder.

(c)          In all of its dealings with third parties (including, without limitation, Lessees, potential lessees, sellers, purchasers and service providers) in connection with its provision of the Services, each Servicer shall (and shall procure that persons to whom it delegates performance of any of the Services shall) at all times so far as it is within its power to do so:

(i)        make it clear that it is acting solely in its capacity as Servicer for each Serviced Group Member and the Borrower under this Agreement and not in its own right;

(ii)       where relevant, make clear that the Aircraft Assets are the property of the relevant Serviced Group Member; and

(iii)      enter into contractual arrangements only in its capacity as Servicer for each Serviced Group Member and the Borrower.

(d)           Each Servicer shall ensure that its Own Business is kept entirely separate, identifiable and segregated from the Services performed on behalf of the Serviced Group Members and shall in particular (but without limiting the foregoing) (i) keep and maintain records and documents relating to the Aircraft Assets and its activities as Servicer hereunder separate from those relating to its Own Business, and (ii) ensure that all third parties from whom money becomes due to any Serviced Group Member are required to make the relevant payments into the accounts required under this Agreement and the Core Documents and shall use all commercially reasonable efforts to ensure that such payment directions are complied with.  If notwithstanding a Servicer's exercise of such efforts, any payments are received in an account of such Servicer, such Servicer shall hold such payments in trust for any such Serviced Group Member and deposit such payments into one or more accounts, as applicable, in accordance with the Security Agreement and the Core Documents as soon as reasonably practicable, but in no event later than two (2) Business Days after receipt of such funds.

(e)           Each Servicer shall under no circumstances during the term of this Agreement pledge the credit of, or suggest to third parties that it is acting on behalf of, any Serviced Group Member in connection with such Servicer's Own Business.

(f)            Each Servicer shall not pledge its own credit for any amounts due by any Serviced Group Member (but this paragraph (f) shall not restrict either Servicer from discharging amounts due in connection with the Aircraft Assets for which either Servicer is entitled to be reimbursed by any Serviced Group Member under this Agreement).

(g)           If either Servicer shall have contracted for or otherwise obtained any goods and services from third party providers in connection with the Services in the name of or in its capacity as Servicer for any Serviced Group Member, such Servicer shall use commercially reasonable efforts to cause any Serviced Group Member to have direct recourse against any such third party provider of goods or services for any Serviced Group Member for any breaches by such third party provider related to the provision of such goods and services.

(h)           Each Servicer hereby covenants with the Serviced Group Members that during the term of this Agreement:

(i)        It will comply with any proper directions, orders and instructions which any Serviced Group Member may from time to time give to it in accordance with the provisions of this Agreement with respect to the Services; provided, that during the continuance of any Event of Default of which it has knowledge or has received notice from the Security Trustee, such Servicer shall comply only with the instructions of the Security Trustee (or the Administrative Agent, as the case may be) as to all Services; and

(ii)       It will not knowingly fail to comply with any legal requirements in the performance of the Services.

Section 2.02.     Third Party Contracts; Subcontracting.  Subject to the terms and conditions of this Agreement, the Servicers may:

(a)           contract for or otherwise obtain goods and services from third party providers (other than any Sub-Servicer), the cost of which shall be an Aircraft Asset Expense, in its own name for the benefit of the relevant Serviced Group Member; provided, that:

(i)        any third party provider discount or rebate related directly or indirectly to the Aircraft Assets shall be made available to the relevant Serviced Group Member on a pro-rated basis;

(ii)       the Servicers shall seek recourse against any third party provider on behalf of the relevant Serviced Group Member for any breaches by such third party provider related to the provision of such goods and services;

(iii)      any contract for the lease, purchase, sale or other disposition of an Aircraft Asset by a Serviced Group Member shall be approved by the relevant Serviced Group Member; and

(iv)      such contracts shall be contracted for on an arm's length basis and for remuneration not more than the fair market value of the services to be rendered.

(b)          subcontract to any Person or Persons, including any Affiliate of the Servicers (any such Person, a "Sub-Servicer"), any or all of its duty to perform the Services hereunder; provided, that:

(i)        the cost of such subcontract (except for any cost which shall constitute an Aircraft Asset Expense) shall be for the account of the Servicers;

(ii)       the agreement for services to be provided in respect of any Aircraft Assets by such Sub-Servicer to any Serviced Group Member, shall be subject to Section 2.05 hereof;

(iii)      the Servicers and such Sub-Servicer shall comply with the Standard of Care with respect to the delegation of duties and authority from the Servicers to any Sub-Servicer and the performance and exercise of such duties and authority by the Servicers and such Sub-Servicer;

(iv)      no subcontracting shall modify the obligations or liabilities of the Servicers hereunder; and

(v)       any contract for the lease, purchase, sale or other disposition of an Aircraft Asset by a Serviced Group Member shall be approved by the relevant Serviced Group Member.

Section 2.03.     Compliance with Instructions.

(a)           A Serviced Group Member may at any time deliver written instructions to the Servicers (i) instructing the Servicers to take any action authorized or contemplated by this Agreement (including the purchase, sale or disposal of such Aircraft Asset of such Serviced Group Member or the applicable Lease of such Aircraft Asset of such Serviced Group Member), or (ii) limiting or terminating any action being taken or proposed to be taken by the Servicers under this Agreement.  Upon receipt thereof, the Servicers shall promptly comply with the terms of such instructions; provided, that compliance with such instructions would not otherwise breach the terms of this Agreement.

(b)           Except as expressly contemplated by this Agreement, the Servicers shall in all cases be obliged to act only upon, and shall be entitled to rely on, the instructions of the relevant Serviced Group Member.  Except to the extent provided in Section 3.04 hereof, the Servicers shall not be liable to any Serviced Group Member for any action or omission to act pursuant to such instructions.

Section 2.04.     Request for Authority.

(a)          Subject to Section 2.05 hereof, if the Servicers wish to take or approve any action which the Servicers are not expressly authorized under this Agreement to take or approve, they shall request authority from the relevant Serviced Group Member prior to taking or approving such action.  The Servicers' request for authority shall be confirmed in writing (which term shall be deemed for all purposes of this Agreement to include e-mail transmissions) and shall include a reasonably detailed explanation of the reason for such request.  If on or prior to the last day for a response by the relevant Serviced Group Member as specified by the Servicers in their request (which last day shall be a day that is at least five (5) Business Days after the date of the receipt of request), the relevant Serviced Group Member has not expressly refused such request, the Servicers shall be deemed to be authorized in writing to take or to approve such action on behalf of the relevant Serviced Group Member.

(b)          If the Servicers reasonably determine that an action to protect the interests of any Serviced Group Member is required before the expiration of the relevant time period specified in Section 2.04(a) hereof, the Servicers shall promptly notify the relevant Serviced Group Member in writing (which term shall be deemed for all purposes of this Agreement to include e-mail transmissions) of such determination and, unless otherwise directed by the relevant Serviced Group Member the action proposed by the Servicers shall be deemed to be authorized in writing on behalf of the relevant Serviced Group Member.

Section 2.05.      Transaction Approval Requirements.

(a)           Consistent with the overall business objectives of the Serviced Group Members with respect to the Aircraft Assets and with the delegation to the Servicers by each Serviced Group Member of a practicable and workable level of autonomy, responsibility and authority regarding the performance of the Services, the Servicers shall not do any of the following without the prior approval of the relevant Serviced Group Member:

(i)        lease (or any renewal or extension of an existing Lease), sell (or enter into any commitment or agreement to lease or sell) or otherwise dispose of such Aircraft Asset (excluding any sale or exchange of any Engine, parts or components thereof or aircraft or engine spare parts or ancillary equipment or devices furnished therewith);

(ii)       terminate any Lease except in the case of an actual or likely lessee default, bankruptcy or insolvency;

(iii)      enter into any contract for the modification or maintenance of such Aircraft Assets outside the ordinary course of the relevant Serviced Group Member's business;

(iv)      on behalf of any Serviced Group Member, enter into any capital commitment to acquire, confirm any order or commitment to acquire, or acquire, any aircraft or, engines (except replacement engines) with any aircraft or engine manufacturers; and

(v)       make or consent to any material modification that is not consistent with the Minimum Lease Provisions (to the extent that either Servicer has any right to make, consent to, or prevent any modification) to any required insurance or cause any Aircraft to be employed in any place or in any manner or for any purpose inconsistent with the terms of or outside the coverage provided by any required insurance;

(b)           Any transaction entered into by the Servicers for the benefit of any Serviced Group Member shall be on an arm's length basis and on then current market terms, unless otherwise agreed by the relevant Serviced Group Member or directed by any Serviced Group Member in accordance with Section 2.04(a) hereof or otherwise permitted by Section 2.04(b) hereof.

The transaction approval requirements (the "Transaction Approval Requirements") set forth in this Section 2.05 may be amended only by mutual agreement of the Servicers and the Serviced Group Members; provided, that no amendment shall reduce or circumscribe the delegation to the Servicers of the level of autonomy, authority and responsibility contemplated by these Transaction Approval Requirements with respect to the performance of the Services.

Section 2.06.     Compliance with Applicable Laws.  Notwithstanding anything to the contrary in this Agreement, the Servicers shall not be obligated to take any action that would violate any Applicable Law (or to refrain from any action it is required to take under Applicable Law).

ARTICLE III

STANDARD OF CARE; CONFLICTS OF INTEREST; STANDARD OF LIABILITY

Section 3.01.     Overall Business Objectives with respect to Aircraft Assets.  The Servicers shall perform the Services in a manner that is consistent with commercially reasonable practices employed from time to time by the Servicers and their Affiliates, taking into account the then-existing and anticipated market conditions affecting the operating lease of used aircraft and engines and the commercial aviation industry generally.  The Borrower and the Serviced Group Members understand and acknowledge the inherent uncertainty in determining market conditions at any point in time as well as the inherent limitations in anticipating market conditions from time to time.  It is expressly understood that this Section 3.01 shall not increase or otherwise affect the Standard of Care or the Standard of Liability.

Section 3.02.     Standard of Care.  The Servicers shall use reasonable care and diligence at all times in the performance of the Services consistent with the standard that a reputable international operating lessor would apply in the management, servicing and marketing of commercial jet aircraft and related assets (the "Standard of Care").  In performing its obligations hereunder, each Servicer shall not take any action that would cause the Borrower to be in breach of its obligations under the Core Documents.

Section 3.03.     Conflicts of Interest.  Each Serviced Group Member acknowledges and agrees that:  (i) in addition to managing the Aircraft Assets under this Agreement, the Servicers may manage, and shall be entitled to manage, from time to time, any separate assets of their Affiliates or third parties or any other investment vehicles managed by the Servicers ("Other Assets"); (ii) in the course of conducting such activities, the Servicers may from time to time have conflicts of interest in performing its duties on behalf of the various entities to whom it provides management services and with respect to the various assets in respect of which it provides management services; and (iii) the governing body of each Serviced Group Member has approved the transactions contemplated by this Agreement and desires that such transactions be consummated and, in giving such approval, such governing body has expressly recognized that (A) such conflicts of interest may arise and (B) when such conflicts of interest arise, the Servicers shall perform the Services in accordance with the Standard of Care.

Section 3.04.     Standard of Liability.

(a)           The Servicers shall not be liable to any Serviced Group Member for any Losses arising as a result of an Aircraft Asset having been sold, leased or purchased in accordance with the Standard of Care but on less favorable terms than might have been achieved at any time; provided, that such transactions were entered into on the basis of a commercial decision of the Servicers and approved by the relevant Serviced Group Member; except, in the case of gross negligence, willful misconduct or fraud on the part of either Servicer.

(b)          The Serviced Group Members shall indemnify, reimburse and hold harmless the Servicers on an After-Tax Basis in accordance with the provisions of Article 8 hereof for and against any and all Losses that arise as a result of the performance of any of the Servicers' obligations as Servicers hereunder or as a result of any action that the Servicers are requested to take or requested to refrain from taking by any Serviced Group Member; provided, that such indemnity shall not extend to any Loss that arises as a result of the gross negligence, willful misconduct or fraud of either Servicer.  The liability standards set forth in this Section 3.04 shall be referred to collectively as the "Standard of Liability".

Section 3.05.    WAIVER OF IMPLIED STANDARD.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 3, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARISING UNDER, THE LAWS OF IRELAND, DELAWARE OR ANY OTHER APPLICABLE JURISDICTION IN RELATION TO EITHER THE SKILL, CARE, DILIGENCE OR OTHERWISE IN RESPECT OF ANY SERVICE TO BE PERFORMED HEREUNDER OR TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY GOODS ARE HEREBY EXCLUDED AND THE SERVICERS SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE UNDER THE LAWS OF IRELAND, DELAWARE OR ANY OTHER APPLICABLE JURISDICTION FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY OF ANY KIND WHATSOEVER, ARISING OUT OF OR IN CONNECTION WITH THE SERVICES OR ANY GOODS TO BE PROVIDED OR SOLD IN CONJUNCTION WITH SUCH SERVICES.

ARTICLE IV

UNDERTAKINGS OF SERVICER

Section 4.01.     Staff and Resources.  The Servicers shall, and shall cause each Servicer Representative and Sub-Servicer to, employ or otherwise engage such staff and maintain such supporting resources as the Servicers shall deem appropriate, both in number and in quality, to enable the Servicers or such Servicer Representative or Sub-Servicer to perform the Services in accordance with the terms of this Agreement.

Section 4.02.     Books and Records.  The Servicers shall maintain, or cause to be maintained, proper books and records with respect to its performance of the Services hereunder in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, including:  (a) minutes and other records of actions by the board of directors of the Servicers; and (b) such other records as may be necessary to demonstrate that the Servicers conduct their operations in accordance with the terms of this Agreement.

Section 4.03.     Access.  The Servicers shall, and shall cause each Servicer Representative and Sub-Servicer, at such times as any Serviced Group Member may reasonably request (which requests shall be no more frequent than quarterly unless a Default or Event of Default has occurred and is continuing) make available to such Serviced Group Member and its agents (including any auditors) reports, ledgers, documents and other records (including, without limitation, databases, transaction reports, invoice books, receipts, receipt records, journals and journal entries) and other information on a "read only" basis (by way of hard copy or computer disc) related to the Aircraft Assets or the business of any Serviced Group Member (copies of which any Serviced Group Member or its agents shall be entitled to take) to enable any Serviced Group Member to monitor the performance of the Servicers under this Agreement.

Section 4.04.     Compliance with Law and Core Documents.  The Servicers shall, in connection with the performance of the Services, comply with all Applicable Laws with respect to the Servicers and the Aircraft Assets and with the Core Documents, as applicable.

ARTICLE V

UNDERTAKINGS OF SERVICED GROUP MEMBERS

Section 5.01.    Cooperation.  Each Serviced Group Member shall at all times use their best efforts to cooperate with the Servicers to enable the Servicers to provide the Services, including providing the Servicers with such powers of attorney as may be reasonably necessary or appropriate to perform the Services.

Section 5.02.     No Representation with Respect to Third Parties.  Each Serviced Group Member agrees that as between the Servicers, on the one hand, and such Serviced Group Member, on the other hand, no representation is made as to the financial condition and affairs of:  (a) any Lessee or purchaser of any Aircraft Asset; or (b) any Sub-Servicer, manufacturer, representative, maintenance facility, contractor, vendor or supplier utilized by the Servicers in connection with its performance of the Services and, subject to the Standard of Liability, the Servicers shall have no liability with respect to such third parties.

Section 5.03.     Related Document Amendments.  No Serviced Group Member, without the Servicers' prior written consent, shall (i) take any action that would increase in any respect the scope, nature or level of the Services to be provided by the Servicers under this Agreement or (ii) seek to amend Section 2.08 of the Facility Agreement in any respect which would alter the priority of payments to be received by the Servicers thereunder.

Section 5.04.     Other Servicing Arrangements.  Without the prior written consent of the Servicers, no Serviced Group Member shall:

(a)           enter into, or cause or permit any Person (other than the Servicers or, to the extent permitted hereby, any Sub-Servicer or any Servicer Representative) to enter into on its behalf, any transaction for the lease or sale of any Aircraft Asset in respect of which the Servicers are at such time performing the Services, or

(b)          employ any Person (other than the Servicers or, to the extent permitted hereby, any Sub-Servicer or any Servicer Representative) to perform any of the Services with respect to its Aircraft Assets.

Section 5.05.     Communications.  Each Serviced Group Member shall promptly forward to the Servicers a copy of any written communication received from any Person (other than the Servicers, any Sub-Servicer or any Servicer Representative) in relation to any Aircraft Asset owned or leased by such Serviced Group Member.

Section 5.06.     Ratification.  Each Serviced Group Member hereby ratifies and confirms, and agrees to ratify and confirm, all actions taken by the Servicers pursuant to this Agreement in the exercise of any of the powers or authorities conferred upon the Servicers under the terms of this Agreement.

Section 5.07.      Execution, Amendment, Modification or Termination of Aircraft Assets Related Documents.

(a)           No later than five (5) Business Days after the date that:

(i)        any agreement, instrument or other document shall have become an Aircraft Assets Related Document; or

(ii)       any Aircraft Assets Related Document shall have been amended, modified or terminated, the relevant Serviced Group Member shall deliver written notice thereof to the Servicers together with,

(A)        in the case of any newly executed Aircraft Assets Related Document, a true and complete copy of such Aircraft Assets Related Document, a list of all Aircraft Assets to which it relates and a description in reasonable detail of the relevance of such Aircraft Assets Related Document to such Aircraft Assets, or

(B)        in the case of any amendment, modification or termination of any Aircraft Assets Related Document, a true and complete copy of any related agreement, instrument or other document.

(b)          Each Serviced Group Member shall promptly notify the Servicers of any change in the name, identity and contact details of the governing body of any Serviced Group Member and any other relevant information relating to such parties as reasonably requested by the Servicers.

Section 5.08.      Notification of Bankruptcy.  If any Serviced Group Member shall consider taking any action to:

(a)           file any petition or application, commence any proceeding, pass any resolution or convene a meeting with respect to itself or any of its Affiliates under any applicable bankruptcy law relating to the appointment of a trustee in bankruptcy, liquidator or receiver or over all or any part of its properties or assets or any bankruptcy, reorganization, compromise arrangements or insolvency; or

(b)           make an assignment for the benefit of its creditors generally;
then such Serviced Group Member shall notify the Servicers, to the extent practicable, of such consideration within a reasonable period of time prior to taking any such action, but in any event prior to taking any such action (it being understood that the foregoing notice requirement shall not be construed to prohibit or restrain the taking of any action described in clause (a) or (b) above).  If any Serviced Group Member becomes aware of the intent or action of any Person (whether a Serviced Group Member or a creditor of a Serviced Group Member) to appoint a trustee in bankruptcy, liquidator or receiver, such Serviced Group Member shall promptly so notify the Servicers.

Section 5.09.     Further Assurances.  Each Serviced Group Member agrees that at any time and from time to time upon the written request of the Servicers, they shall execute and deliver such further documents and do such further acts and things as the Servicers may reasonably request in order to effect the purposes of this Agreement.

ARTICLE VI

FEES; EXPENSES

Section 6.01.     Fees and Expenses.  With respect to each applicable Calculation Period, each Serviced Group Member shall pay to each Servicer its agreed portion of the Servicing Fee, the Servicer Administrative Fee and the amount of any Aircraft Asset Expenses with respect to such period.  The Servicing Fee shall be deemed fully earned upon receipt of any monthly rent during any Calculation Period.  The Servicer Administrative Fee shall be deemed fully earned upon the first day of each calendar month and shall be prorated for any partial month. As between Aircraft Asset Expenses relating to Aircraft Assets and those relating to Other Assets, the Servicers' expense reimbursement policy shall be applied consistently and on a non-discriminatory basis.  Without limiting the foregoing, the Servicers shall be entitled to collect a reasonable fee of 1.5% of the aggregate amount of all cash payments collected with respect to the sale of any Aircraft Asset (the "Sales Fee"), such fee shall be deemed fully earned upon receipt of such sales proceeds and shall be paid upon such receipt; provided, however that no Sales Fee shall be payable on the sale of any Aircraft related to a refinancing or a transfer of the Aircraft among the Parent's subsidiaries.

ARTICLE VII

TERM; TERMINATION; SURVIVAL

Section 7.01.     Term.  This Agreement shall expire at such time as no Drawings are outstanding and no Obligations are due and owing under the Core Documents, the liens of the Security Agreement and the other Security Documents have been discharged and all Commitments have been terminated or expired.  During such term, this Agreement shall not be terminable by any party with respect to any Aircraft Asset except as expressly provided in this Article 7.

Section 7.02.     Right To Terminate.

(a)           At any time during the term of this Agreement, the Servicers shall be entitled to terminate this Agreement with respect to any or all of the Aircraft Assets owned or leased by any Serviced Group Member in accordance with Section 7.02(d) hereof:

(i)        if such Serviced Group Member shall have failed to make any payment it is required to make to the Servicers within thirty (30) days after written notice of such failure shall have been delivered to the relevant Serviced Group Member by the Servicers, subject to the cure rights of the Secured Parties pursuant to Section 7.02(d)(ii) below ; or

(ii)       if any of the Aircraft Assets owned or leased by a Serviced Group Member shall have been sold, the Servicers shall be entitled to terminate this Agreement with respect to such Aircraft Asset and, if all of the Aircraft Assets owned or leased by a Serviced Group Member shall have been sold, the Servicers shall be entitled to terminate this Agreement with respect to such Serviced Group Member and such Aircraft Assets.

(b)          At any time during the term of this Agreement, each Serviced Group Member shall be entitled to terminate this Agreement with respect to any or all of the Aircraft Assets owned or leased by it upon the occurrence of any of the following in accordance with Section 7.02(d) hereof:

(i)        failure of the Servicers to perform any covenant contained in this Agreement and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof has been delivered to the Servicers; or

(ii)       (A) The Servicers shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or either Servicer shall admit in writing its inability to pay its material debts generally as they become due, or does not pay its material debts generally as they become due or shall make a general assignment for the benefit of creditors, or either Servicer shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against either Servicer, in any such case, or either Servicer shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding up of corporations, trusts or banks (as in effect at such time) or (B) either Servicer shall seek an agreement, composition, extension or adjustment with its creditors under such laws, or either Servicer shall adopt a resolution authorizing action in furtherance of any of the foregoing; or

(B)        an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of either Servicer, a receiver, trustee or liquidator of either Servicer or of any substantial part of their respective property, or any substantial part of the respective property of either Servicer shall be sequestered, or granting any other relief in respect of either Servicer as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force, undismissed, unstayed and unvacated for a period of ninety (90) days after the date of entry thereof; or

(C)        a petition against either Servicer, in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within ninety (90) days thereafter, or if, under the provisions of any law providing for reorganization or winding up of corporations, trusts or banks which may apply to either Servicer, any court of competent jurisdiction assumes jurisdiction, custody or control of either Servicer or of any substantial part of their respective property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of ninety (90) days;

provided that for the purposes of this clause (b), such action, occurrence or event could not reasonably be expected to have a material adverse effect on the ability of either Servicer to perform any of its obligations under this Agreement and the Facility Agreement or any Lease to which the Servicers are a party.

(c)           At any time during the term of this Agreement, the Security Trustee (acting at the instruction of the Required Lenders) shall be entitled to terminate this Agreement with respect to all of the Aircraft Assets owned or leased by any Serviced Group Member in accordance with Section 7.02(d) hereof upon the occurrence of an Event of Default under the Facility Agreement.

(d)          (i) Any party that is entitled to terminate this Agreement with respect to any or all Aircraft Assets pursuant to Section 7.02 hereof (the "Terminating Party") may, at any time during the term of this Agreement, deliver a written notice thereof (the "Termination Notice") to:  (A) each Serviced Group Member and, in the case of a termination pursuant to Section 7.02(a)(i), the Security Trustee, in the case of any termination by the Servicers; (B) the Servicers, in the case of any termination by any Serviced Group Member; or (C) each Serviced Group Member and the Servicers, in the case of any termination by the Security Trustee (any party in clause (A), (B) or (C) above receiving the Termination Notice, a "Non-Terminating Party"), setting forth in reasonable detail the basis for such termination and identifying the Aircraft Assets so terminated (the "Affected Aircraft Assets").

(ii)       No later than the fifth Business Day following the delivery of the Termination Notice (the "Effective Termination Date"), other than in respect of a termination pursuant to clause (c) above, the Non-Terminating Party shall advise the Terminating Party and, in the case of a termination pursuant to Section 7.02(a)(i), the Security Trustee, in writing whether the Non-Terminating Party (A) intends to cure the basis for such termination set forth in such Termination Notice and, if so, the action it intends to take to effectuate such cure or (B) does not intend to cure the basis for such termination (it being understood that failure of the Non-Terminating Party to deliver such written advice by such day shall be deemed to constitute notice that it does not intend to cure the basis for such termination).  If, in the case of a termination pursuant to Section 7.02(a)(i), by the Effective Termination Date, the Non-Terminating Party has either notified the Terminating Party that it does not intend to cure or has failed to respond to the Termination Notice, the Security Trustee shall have an additional five (5) Business Days from the Effective Termination Date to notify the Borrower and the Servicers if the Secured Parties intend to cure the basis for such termination and, if so, the action that they intend to take to effectuate such cure (it being understood that a failure by the Security Trustee to deliver such written advice by such day shall be deemed to constitute notice that it does not intend to cure the basis for such termination). If pursuant to this clause (ii) the Security Trustee or any Secured Party elects to cure the cause for any termination pursuant to Section 7.02(a)(i), for so long as the Servicers are paid in full for all amounts due under this Agreement the Servicers shall not be permitted to terminate this Agreement pursuant to Section 7.02(a)(i) for a period of up to 180 days following issuance of the Termination Notice, provided, that at such time as the Serviced Group Members shall have failed to pay amounts due pursuant to this Agreement for a period of 180 days following issuance of the Termination Notice, the Servicer shall be permitted to terminate this Agreement on the later of (1) the date that is 180 days following issuance of the Termination Notice and (2) the date as of which a Replacement Servicer shall have been engaged to perform the Services with respect to the Affected Aircraft Assets and shall have accepted such appointment in accordance with the provisions of Section 7.03(c)(ii) hereof.  For the avoidance of doubt, any cure payments made by any Secured Party shall not impact the Servicers' right to terminate this Agreement after non-payment by the Serviced Group Members for a period of 180 days.

(iii)      (A)        In the event of a termination pursuant to clause (c) above or that each of the Non-Terminating Party and the Security Trustee, if applicable, notify (or are deemed to have notified) the Terminating Party that they do not intend to cure the basis for such termination, then this Agreement shall terminate with respect to the Affected Aircraft Assets on the later of (1) such date as shall be indicated in the Termination Notice or, if applicable, the fifth Business Day following such date and (2) the date as of which a Replacement Servicer shall have been engaged to perform the Services with respect to the Affected Aircraft Assets and shall have accepted such appointment in accordance with the provisions of Section 7.03(c)(ii) hereof.

(B)       In the event that the Non-Terminating Party or the Security Trustee notifies the Terminating Party by such fifth Business Day that it intends to cure the basis for such termination, then the Non-Terminating Party or the Security Trustee, as applicable, shall (1) have thirty (30) days from the Effective Termination Date to effectuate such cure to the satisfaction of the Terminating Party or (2) if such cure cannot reasonably be expected to be effectuated within a 30-day period, (x) demonstrate to the satisfaction of the Terminating Party that substantial progress is being made toward the effectuation of such cure and (y) effectuate such cure to the reasonable satisfaction of the Terminating Party no later than the sixtieth day following the Effective Termination Date.

(C)        Upon the failure of the Non-Terminating Party or the Security Trustee, as applicable, to effectuate a cure in accordance with the immediately preceding sentence, this Agreement shall terminate with respect to the Affected Aircraft Assets on the latest of (1) the day immediately following the expiration of such 30 or 60-day period, as the case may be, (2) such later date as shall be indicated in the Termination Notice and (3) the date as of which a Replacement Servicer shall have been engaged to perform the Services with respect to the Affected Aircraft Assets and shall have accepted such appointment in accordance with the provisions of Section 7.03(c)(ii) hereof.

Section 7.03.     Consequences of Termination.

(a)           Upon the expiration or termination of this Agreement with respect to any or all of the Aircraft Assets of any Serviced Group Member in accordance with this Article 7:

(i)        the relevant Serviced Group Member shall promptly notify each relevant Lessee and any relevant third party of the expiration or termination of the Servicers under this Agreement with respect to the Affected Aircraft Assets and shall request that all such notices, reports and communications thereafter be made or given directly to or as directed by the relevant Serviced Group Member; and

(ii)       the Servicers shall promptly forward to the relevant Serviced Group Member any notices, reports and communications received by it from any relevant Lessee after expiration or termination.

(b)           A termination in relation to any or all of the Aircraft Assets shall not affect the respective rights and liabilities of any party hereunder accrued prior to such termination in respect of any prior breaches hereof or otherwise.

(c)          (i)         Upon the expiration or termination of this Agreement with respect to any or all of the Aircraft Assets of any Serviced Group Member in accordance with this Article 7, the Servicers shall cooperate with any Replacement Servicer, including providing all information, documents and records relating to the Affected Aircraft Assets.

(ii)       Other than in connection with a termination of this Agreement in accordance with Section 7.02(a) hereof, this Agreement may not be terminated with respect to any or all of the Aircraft Assets of any Serviced Group Member and the Servicers shall remain in place with respect to such Aircraft Assets unless and until a replacement servicing agreement with terms (relating to the Services and for the avoidance of doubt not relating to any fees) acceptable to the Required Lenders, acting reasonably, has been entered into with a Replacement Servicer acceptable to the Required Lenders, acting reasonably, and such Replacement Servicer shall have accepted such appointment and become party to this Agreement; provided, that where the Borrower has requested in writing (and such request may be made prior to the date of termination of this Agreement) that the Required Lenders consent to such new arrangements, the Replacement Servicer and the replacement servicing agreement shall be deemed to be acceptable to the Lenders if the Borrower has not received a response within 30 days of such request.

(d)           Upon the termination of this Agreement with respect to any or all of the Aircraft Assets of any Serviced Group Member in accordance with this Article 7, the relevant Serviced Group Member shall continue to pay the fees and expenses pursuant to Article 6 hereof to the Servicers until a Replacement Servicer shall have been appointed and shall have accepted such appointment in accordance with the provisions of Section 7.03(c)(ii) hereof and such appointment shall have become effective.

(e)           Upon the termination of this Agreement with respect to any or all of the Aircraft Assets of any Serviced Group Member in accordance with this Article 7, the Servicers shall promptly return to the relevant Serviced Group Member the originals within its possession of all applicable Aircraft Assets Related Documents and other documents related to the Affected Aircraft Assets and shall provide such Serviced Group Member and its agents access to other documentation and information relating to the business of such Serviced Group Member (and, to the extent practicable, copies thereof) within its possession as is reasonably necessary to the conduct of such Serviced Group Member's business.

(f)            Upon the expiration or termination of this Agreement with respect to any or all of the Aircraft Assets of any Serviced Group Member in accordance with this Article 7, the parties shall, subject to Sections 7.03(b) and 7.04 hereof, be relieved of any obligations hereunder with respect to the Affected Aircraft Assets.

Section 7.04.      Survival.  Notwithstanding any expiration or termination of this Agreement, the obligations of: (a) the Serviced Group Members under Section 3.04, Section 3.05, Section 7.03 and Article 8 hereof; and (b) the Servicers under Section 3.04, Section 7.03 and Article 8 hereof, shall in each case survive such expiration or termination, as the case may be.

ARTICLE VIII

INDEMNIFICATION

Section 8.01.      Indemnification.

(a)           Each Serviced Group Member does hereby assume liability for, and does hereby jointly and severally agree to indemnify, reimburse and hold harmless on an After-Tax Basis, the Servicers for and against any and all Losses that arise as a result of the performance of any of the Servicers' obligations as Servicers hereunder or as a result of any action which either Servicer is requested to take or requested to refrain from taking by any Serviced Group Member; provided, that such indemnity shall not extend to any Loss that arises as a result of the gross negligence, willful misconduct or fraud of either Servicer.

(b)           Each Servicer agrees to give the Person from whom such indemnification may be sought (the "Indemnifying Party") prompt notice of any action, claim, demand, discovery of fact, proceeding or suit for which such Servicer intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect such Servicer's entitlement to indemnification under this Agreement except to the extent that such failure results in actual material prejudice to any Indemnifying Party with respect to the action, claim, demand, discovery of fact, proceeding or suit for which a right of indemnification is asserted.

Section 8.02.     Procedures for Defense of Third Party Claims.

(a)           If a Third Party Claim is made against a Servicer, such Servicer shall promptly notify the relevant Indemnifying Party in writing of such claim (which notice shall include all relevant information reasonably necessary for the relevant Indemnifying Party to understand such claim which is in the possession or under the control of, or can be obtained by, such Servicer at the time of such notice, subject to Applicable Laws and confidentiality obligations), and:  (i) such Servicer; or (ii) the relevant Indemnifying Party (as agreed between them) shall undertake the defense thereof.  The failure to promptly notify any Indemnifying Party shall not relieve such Indemnifying Party of its obligations under this Article 8 except to the extent that such failure results in actual material prejudice to the Indemnifying Party with respect to the action, claim, demand, discovery of fact, proceeding or suit for which a right of indemnification is asserted.

(b)          If agreed and accepted by the relevant Servicer, the relevant Indemnifying Party shall, within thirty (30) days, undertake the conduct and control, through counsel of its own choosing (subject to the consent of such Servicer, such consent not to be unreasonably withheld or delayed) and at such Indemnifying Party's sole risk and expense, of the good faith settlement or defense of such claim, and such Servicer shall cooperate fully with such Indemnifying Party in connection therewith; provided, that:  (i) such Servicer shall at all times be entitled to participate in such settlement or defense, and (ii) the relevant Indemnifying Party shall not be entitled to settle such claims unless it shall have confirmed in writing its obligation to indemnify such Servicer for the liability asserted in such claim.

(c)          So long as the relevant Indemnifying Party is reasonably contesting any such claim in good faith, the relevant Servicer shall fully cooperate with such Indemnifying Party in the defense of such claim as reasonably required by such Indemnifying Party, and the relevant Indemnifying Party shall reimburse such Servicer for reasonable out-of-pocket expenses (including without limitation, reasonable attorneys' fees) incurred in connection with such cooperation.  Such cooperation by the relevant Servicer shall include the retention and the provision of records and information which are reasonably relevant to such Third Party Claim and the availability on a mutually convenient basis of directors, officers and employees to provide additional information.  The relevant Servicer shall not settle or compromise any claim without the written consent of the relevant Indemnifying Party unless such Servicer agrees in writing to forego any and all claims for indemnification from the relevant Indemnifying Party with respect to such claims.

Section 8.03.    Reimbursement of Costs.  The costs and expenses, including fees and disbursements of counsel and expenses of investigation, incurred by the a Servicer in connection with any Third Party Claim, shall be reimbursed on the fifteenth day of each month (or if such fifteenth day is not a Business Day, the next succeeding Business Day) by the relevant Indemnifying Party upon the submission of evidence reasonably satisfactory to the relevant Indemnifying Party that such expenses have been incurred in the preceding month.

ARTICLE IX

MISCELLANEOUS

Section 9.01.     Effectiveness.  The effectiveness of this Agreement and all obligations of the parties hereunder with respect to each Aircraft Asset shall be conditional upon:

(a)           with respect to the Serviced Group Members, the execution and delivery hereof by such parties; and

(b)          with respect to any Person that becomes a Serviced Group Member by executing and delivering an Assumption Agreement, the execution thereof by such Person.  The original parties hereto and each Person which becomes a party hereto by executing and delivering such an Assumption Agreement agree that such Assumption Agreement shall be effective without the need for each other party hereto to execute such Assumption Agreement in acknowledgment and agreement.

Section 9.02.    Best Efforts.  In this Agreement the term "best efforts" shall mean commercially reasonable best efforts under the commercial circumstances at the time.

Section 9.03.     Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of the parties hereto.

Section 9.04.     Assignment.  Except as provided by Section 2.02(b) hereof, no party to this Agreement may assign, delegate or otherwise transfer this Agreement or all or any part of its rights or obligations hereunder to any Person without the prior written consent of each of the other parties hereto; provided, that any Serviced Group Member may transfer or assign the benefit of the Servicers' representations, warranties, covenants and indemnity obligations to any special purpose entity or entities established by it or any of its respective Affiliates or to any security trustee or indenture trustee in connection with any financing of the Aircraft Assets.  Without limiting the foregoing, each Servicer acknowledges and agrees that each Serviced Group Member has assigned its rights under this Agreement to the Security Trustee to secure certain obligations owing to the Lenders under the Core Documents and hereby consents to such assignment, and further acknowledges and agrees that upon the occurrence of an Event of Default under and as defined in the Facility Agreement, the Security Trustee shall have the right to require performance by such Servicer hereunder.

Without limiting the foregoing, any Person who shall become a successor by assignment or otherwise of any Serviced Group Member or a Servicer (or any of their respective successors) in accordance with this Section (but, for the avoidance of doubt, not any Sub-Servicer) shall be required as a condition to the effectiveness of any such assignment or other arrangement to become a party to this Agreement.

Section 9.05.     Notices.  Any notice, request or information required or permissible under this Agreement shall be in writing and in English.  Notices shall be delivered in person or sent by e-mail, fax, letter (mailed airmail, certified and return receipt requested), or by expedited delivery addressed to the parties as set forth below in this Section 9.05.  In the case of an e-mail, notice shall be deemed received upon the earlier of (i) the receipt by the relevant sender of an e-mail acknowledging the receipt of such notice or (ii) on the fifth (5th) day after sending provided the sender thereof has not received actual notice of failed delivery (the current electronic mail address of the applicable Person may be obtained by telephone inquiry).  In the case of a fax, notice shall be deemed received upon the date set forth on the confirmation of receipt produced by the sender's fax machine immediately after the fax is sent.  In the case of a mailed letter, notice shall be deemed received on the tenth (10th) day after mailing.  In the case of a notice sent by expedited delivery, notice shall be deemed received on the date of delivery set forth in the records of the person that accomplished the delivery.  If any notice is sent by more than one of the above listed methods, notice shall be deemed received on the earliest possible date in accordance with the above provisions.  Notices shall be addressed as follows:

if to BBAM at:	50 California Street, 14th Floor
San Francisco, CA 94111
Facsimile:+1-415-618-3337
Attention: General Counsel

if to BBAM Ireland at:	West Pier, Dun Laoghaire
County Dublin, Ireland
Facsimile: +353-1-231-1901
Attention: General Counsel

if to any Serviced Group Member:	to such address listed in the Facility Agreement or applicable Assumption Agreement,

or to such other address or addressee, including to any Sub-Servicer, as any party hereto shall from time to time designate in writing to the other parties.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 7:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.06.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 9.07.     Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process to such party to the address specified in Section 9.05 hereof shall be deemed effective service of process on such party.

Section 9.08.     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09.     Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto and the Serviced Group Members any rights or remedies hereunder; provided, so long as any indebtedness shall be outstanding under the Core Documents, this Agreement shall also inure to the benefit of, and be enforceable by, the Security Trustee.

Section 9.10.     Delivery of Documents by E-mail.  Delivery by e-mail of any reports, data, notices, consents, requests or other documents required to be given pursuant to this Agreement by the Servicers or any Serviced Group Member or any Sub-Servicer or any Servicer Representative to any one or more of the foregoing shall be deemed as effective as delivery of an original and the failure of any such party to deliver an original shall not affect the validity or effectiveness of such report, data, notice, consent, request or other document.

Section 9.11.     Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.12.     Power of Attorney.  Each Serviced Group Member hereby appoints each Servicer and its successors, and its permitted designees (other than any Sub-Servicer, except to the extent permitted by Section 2.02(b) hereof), as its true and lawful attorney-in-fact.  All services to be performed and actions to be taken by the Servicers (but, for the avoidance of doubt, not any Sub-Servicer, except to the extent permitted by Section 2.02(b) hereof) pursuant to this Agreement shall be performed to and on behalf of each Serviced Group Member with respect to Aircraft Assets owned or leased by such Serviced Group Member.  The Servicers (but, for the avoidance of doubt, not any Sub-Servicer) shall be entitled to seek and obtain from each Serviced Group Member a power of attorney in respect of the execution of any specific action to be undertaken by it as the Servicers deem appropriate.

Section 9.13.     Confidentiality. This Agreement is confidential and no party hereto shall disclose any or all of its content to any third party, other than to its Affiliates, the Administrative Agent, the Security Trustee or the Lenders, including any potential assignee, transferee or participant of such Lender (provided, such assignees, transferees or participants agree to be bound by the confidentiality provisions of the Facility Agreement) and, in the case of the Servicers, any party to which it makes a delegation pursuant to Section 2.02 hereof, without the prior consent of the other parties hereto.

Section 9.14.     Severability.  In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BBAM US LP, as Servicer

By:
Name:
Title:

BBAM AVIATION SERVICES LIMITED, as Servicer

By:
Name:
Title:

FLY ACQUISITION III LIMITED, as Borrower

By:
Name:
Title: